Exhibit 99.1

900 N. Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

MICHAEL K. WOLF

Executive Vice President

Standard Parking Corporation

(312) 274-2070

mwolf@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING CORPORATION ANNOUNCES THE INITIAL PUBLIC OFFERING OF ITS COMMON STOCK

CHICAGO, May 27, 2004 — Standard Parking Corporation (Nasdaq: STAN) today announced that it has priced its initial public offering of 4,500,000 shares of its common stock at $11.50 per share. All shares are being offered by the company. The underwriters have a 30-day option to purchase up to an additional 500,000 shares of common stock to cover over-allotments. If the option is exercised, 333,333 shares of the over-allotment will be offered by a selling stockholder with the remaining 166,667 shares provided by the company. The company will not receive any of the proceeds from the sale of common stock by the selling stockholder.

William Blair & Company is the book-running manager for the offering and Thomas Weisel Partners is the co-lead manager. A final prospectus relating to the offering may be obtained from William Blair & Company at (800) 621-0687 or Thomas Weisel Partners at (212) 271-3700.

Standard Parking is a leading national provider of parking facility management services.  The company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry.  The company manages approximately 1,900 parking facilities, containing over one million parking spaces in over 275 cities across the United States and Canada.  In addition, the company manages 122 parking-related and shuttle bus operations serving 64 airports.